UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2011

IZEA Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-167960	37-1530765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 N. Orange Avenue Suite 412 Orlando, FL	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 674-6911

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 23, 2011, we filed Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada (“Restated Articles”) to, among other things, (i) change our name to IZEA, Inc., (ii) effect a reverse stock split of all our outstanding shares of common stock, par value $0.0001 per share (“Common Stock”) at a ratio of one (1) for five (5), and (iii) provide for indemnification of our officers and directors.

On November 17, 2011, our board of directors approved and adopted Amended and Restated Bylaws (“Restated Bylaws”).

The adoption of the Restated Articles and Restated Bylaws was approved by written consent on November 17, 2011 by holders of an aggregate of 20,693,956 shares or approximately 54.8% of the outstanding shares of Common Stock.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The information set forth in Item 5.03 of this report is hereby incorporated by reference into this Item 5.07.

Item 8.01 Other Events.

On November 23, 2011 we filed the Restated Articles with the Secretary of State of the State of Nevada. Effective upon filing of the Restated Articles with the Secretary of State of the State of Nevada, each five (5) of the issued and outstanding shares of Common Stock will be changed and reclassified into one (1) share of Common Stock. Fractional number of shares outstanding after the reverse split will be rounded up to the next highest number of full shares.

In connection with the reverse split, on November 17, 2011, we filed an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”). The reverse split is scheduled to take effect on or about November 28, 2011. Upon approval of the reverse split, FINRA will issue us a temporary ticker symbol for trading purposes.

On November 23, 2011 our wholly owned subsidiary, IZEA, Inc., a Delaware company, filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware to change its name to IZEA Innovations, Inc.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

3.1           Amended and Restated Articles of Incorporation filed on November 23, 2011.

3.2           Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 23, 2011	IZEA HOLDINGS, INC.

	By:	/s/ Donna L. Mackenzie
Name: Donna L. Mackenzie
Title: Chief Financial Officer